EXHIBIT 10.14

Sept 2, 2011

Gregory Mann

Dear Gregory,

It is my pleasure to offer you the opportunity to join the PLC Medical Systems team.  I am pleased to offer you employment on the following terms:

1)             Title and Position: Chief Financial Officer (CFO)

2)             Base Salary: $4615.38 biweekly.

3)             Fringe Benefits:  20 days of annual flexible time off (FTO) earned on a monthly basis and to be taken at mutually satisfactory times.  You will also be eligible for medical, dental, short and long-term disability and life insurance benefits starting on your first day of employment and, all in accordance with PLC’s standard benefit package.  In addition, you may elect to participate in the Company’s 401(k) plan and Employee Stock Purchase Plan after completing one full calendar quarter.  Upon your acceptance of the position, I will forward copies of our benefits enrollment materials.

4)             Stock Options:  You will be granted a stock option to purchase 150,000 shares of PLC Systems Inc. common stock upon the close of business of your first day of employment.  This stock option will vest according to the Company’s standard three year vesting schedule.  The exercise price of the stock option will be the fair market value of our common stock on the day of grant.

5)             At Will Employment:  PLC is an “at will” employer and it is important to understand that either of us can terminate our employment arrangement at any time with or without cause.

6)             Non-Disclosure:  Upon hire, you agree to enter into the non-disclosure agreement with the Company which is attached to this letter.

7)                   Form I-9:  Your employment with PLC is contingent upon your ability to provide the necessary documents authorizing you to work in the United States as required on the Form I-9.

8)                   Smoking: PLC Medical Systems is a smoke free facility.

I would like you to start on Oct 3 2011, or sooner. If these terms are agreeable to you, please sign and return a copy of this letter, the non-disclosure agreement and Form I-9.  This offer will remain open for one (1) week.

Greg, I sincerely hope that you will accept this offer.  I look forward to your response.

Sincerely,	Agreed:

/s/ Mark Tauscher
/s/ Gregory Mann
Mark Tauscher	Gregory Mann
President and Chief Executive Officer
Date:
Enclosures
Start Date: 10/03/2011